Exhibit 99.1

Red Robin Announces New $225 million Credit Agreement

Greenwood Village, Colo. — December 17, 2012 — Red Robin International, Inc. (“RRI” or the “Company”), a wholly owned subsidiary of Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), today announced that it has closed on a new $225 million credit agreement.  The new credit facility, a five-year $225 million revolving line of credit, replaces a facility comprised of a $150 million term loan and $100 million revolving line of credit that was scheduled to mature in June 2016.

The refinancing resulted in a 50 basis point reduction in the spread over LIBOR based on leverage as of the end of the third fiscal quarter 2012.  The amended credit agreement allows RRI to increase the credit facility by up to an additional $100 million in the future, subject to lender participation.  As of the end of the Company’s fiscal third quarter on September 30, 2012, the balance outstanding under the prior credit facility was $121.9 million.

“We’re very pleased with the execution of our new credit agreement, which reflects the further strengthening of Red Robin’s financial position and improvements in the credit markets,” said Stuart Brown, Red Robin Gourmet Burgers, Inc.’s chief financial officer.  “This new facility provides Red Robin with additional financial flexibility to deliver on our strategic plan while extending our debt maturities.”

In conjunction with the closing of the credit agreement, the Company anticipates that it will record a non-cash, pre-tax charge of approximately $2.9 million, comprised of a write-off of unamortized fees from the prior credit agreement and a charge related to the re-designation of an interest rate swap in the fourth fiscal quarter 2012.

The transaction was arranged by Wells Fargo Bank, N.A. as Administrative Agent; Bank of America, N.A. as Syndication Agent; BBVA Compass and U.S. Bank National Association as Documentation Agents; Rabobank International as Senior Managing Agent; and Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Co-Lead Arrangers and Co-Bookrunners.

About Red Robin International, Inc.

Red Robin International, Inc., a wholly owned subsidiary of Red Robin Gourmet Burgers, Inc., is a casual dining restaurant chain famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many gourmet burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There are more than 470 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those regarding the Company’s capital structure, ability to execute its operating plan, anticipated financial flexibility, anticipated non-cash charges and other statements that are not statements of historical fact, are forward-looking statements within the meaning of federal securities laws. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates”, “will” or comparable terms or the negative thereof.  Such statements are based on management’s current estimates, assumptions that management believes to be reasonable, and currently available competitive, financial, and economic data as of the date hereof and we undertake no obligation to update any such statements to reflect subsequent changes in events or circumstances. Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation those risk factors described from time to time in the Company’s reports on Form 10-K and 10-Q filed with the SEC.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

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